Exhibit 10.67

China Merchants Bank

Maximum Irrevocable Guarantee Contract

Maximum Irrevocable Guarantee Contract

no：

Atten： China Merchants bank Inc Ningbo Beilun Branch

Since：

Your Bank and Ningbo Keyuan Plastics Co., Ltd (hereinafter referred to as “ credit applicant”) signed a No.6299110303 “credit agreement” at ____March 21. 2011 based on “Credit agreement”. During the credit period from March 21, 2011 to March 20, 2012 (hereinafter referred to as “Credit period”), your bank will provide the credit applicant with US dollars 30 million as the line of credit (hereinafter referred to as “line of credit”)

Per the credit applicant’s request, the guarantor agreed to issue this guarantee contract, voluntarily take jointly responsibility for credit applicant’ all debts in the credit agreement. Specifically guarantee the following matters:

Article 1 This guaranty is maximum guarantee contract

1.1 In the credit period, you may do according to the credit agreement and/or the specific contracts under the agreement to make loans or other credits by several times. Circulation line of credit can be recycled, one-time line of credit shall not be recycling for applicant. Every time the loan or other credit amount, time limit, and the specific use, shall be prescribed by the detailed contract.

The specific business maturity date can be later than the expiry date specified in the credit agreement.

1.2 When the credit period expired, if there is still remaining for the loan , advance payments or other credits from your bank to applicant, namely the guarantor shall bear joint liability based on article 2 within the scope of certain guarantee; If the expiration of the period ahead of time, if your bank need to get the loan back from applicant in advance according to the credit agreement and/or the specific provisions of the contract, the guarantor also promise to bear joint guarantee responsibility based on article 2 within the scope.

1.3 During the credit period, your bank to open the l/c, commercial bills acceptance (including entrust turn to open the l/c, similarly hereinafter), open a guarantee, delivery guarantee business and other credit business to applicant, even if the advance payment has not occurred when the credit period expired , but after the expiration of the period, your bank actually did make advance payment on this business, the guarantor will take joint responsibility for all the debt by credit applicants based article 2 of this guaranty scope.

1.4 During the process of performing any business under the credit agreement , between your bank and credit applicant for all the dead line of business,  interest rates, amount to achieve an extension proposal or alteration relevant terms agreement, or in guarantee period  your bank according to the credit agreement and/or the specific contract to change  interest rates, do not need to get the consent of guarantor or inform the guarantor, the guarantor will all agree, , do not affect the guarantor  to take responsibility under the agreement.

1.5 If your bank received bank documents under credit agreement is not conformed after your bank’s inspection,  but the applicant accept discrepancies, but credit applicant accept discrepancies, the guarantor will still take the joint responsibility under the guarantee contract for the debt principal and interest from foreign acceptance or payment of principal and interest, will not put forward any defense for bank accept discrepancies without getting consent or informing the guarantor.

1.6 The revisions of l/c, guarantee (or standby contract of credit) under  credit , the acceptance of usance l/c or promised payment after due or the extension for payment time limit, do not need to get the consent of the guarantor or inform the guarantor,

Article 2 Scope of Guaranty

2.1 The scope of guaranty for the guarantor is: your bank according to the credit agreement and in the limit of credit to provide applicants with the sum of loans and other credit principal balance (maximum sum US dollars 30 million), and interest, penalty, compound interest, liquidated, factoring expenses and other relevant expenses to realize creditor's rights. Including but not limited to:

2.1.1 The specific loans principal balance and the corresponding interest, penalty, compound interest, and other related expenses for liquidated damages issued by your bank according to the credit agreement under the contract.

2.1.2 Your bank for its obligations to make the advance payment for the applicants for principal balance and interest, penalty, compound interest ,penalty and other related expenses, to perform commercial draft, contract of credit, guarantee, delivery and payment obligation under the <credit agreement>.

2.1.3 Under the factoring business item, your bank transferee for the applicant for the accounts receivable claim and the corresponding late penalty (fine for delaying payment), and/or your bank to credit the applicant to pay the acquisition of basic (basic acquisition fee) and related factoring cost;

2.1.4 Under the credit agreement, your bank make advance payment and principal balance and interest, penalty, compound interest, penalty and other related expenses, which was committed in the trading fiancé business.

2.1.5 After Your bank to open the l/c per request of the applicant, and entrust the other branch of CMBC to turn to open the LC to the beneficiary, under the LC, your bank make advance payment and import documentary credit for establish LC and guarantee debt principal balance, penalty, compound interest, penalty and other related expenses to perform the issuing bank obligation.

2.1.6 the previously signed credit agreement no_____ between you bank and applicant, since the agreement takes effect, the outstanding balance in the detailed business of previous agreement (if this clause is applicable, pls tick “√” in □).

2.1.7 Your bank to claim the debt for applicants with the costs (including but not limited to legal fees, attorney fees, announcement fee, delivery fee, travel fee, etc).

2.2 If the credit is circulate, when the loan or other credit from bank to applicant is more then credit amount, the guarantor will not take responsibility for the balance, and only take the joint guarantee responsibility for which is not more than the sum of the line of credit loans or other credit principal balance of interest and penalties and interest, the complex, liquidated and relevant fees.

Despite the previously agreed, the guarantor confirmed: even at a certain time point during the credit period, the loan or other credit amount provided by your bank is more than credit line amount, but once the guarantor is required to take guarantee responsibility at that time the sum of all credit did not exceed credit line, guarantor can not raise a plea for the previous agreements, and should take joint responsibility for all credit principal balance and its interest, penalty, compound interest, penalty and liquidated damages related expenses, etc, (specific to article 2.1 of the scope).

Article 3 The guaranty method

Based on the provisions of article 2, the guarantor to confirm within the scope of guarantee, will take the economic and legal joint liability for applicant's debts. If the applicant fails to abide the “credit agreement” and or the specific contract to pay off the principal and interest of loans, advance payment and other credit debt and related fee, or any events happen to breach the “credit agreement” or other specific contract, your bank has the right to directly claim the loss to guarantor and do not need to claim or sue the applicant first, and even guarantee applicant ‘s all the debt under the agreement can be paid off in time, and have pledge or mortgage or other assurance separately, you also have the right to choose claim directly to guarantor without first dealing with the mortgaged property, the pledged property or cargo under trade financing, documents, do not need to claim other guarantor first.

The claim notice issued from your bank is summative, no objections to the guarantor. The guarantor agree to pay all the applicant’s debt under the agreement after receive your written claim in five days, do no need other documents from your bank. Unless there are obvious and great mistake, we accept your bank claims of money for the amount as accurate data.

Your bank has the right to take the appropriate method, including but not limited to fax, mail and special service, in the public media and public announcement for collection to our guarantor.

Article 4 The Period of Guarantee liability

The duration of guarantee period is form the starting date of this guarantee contract to the expiry date of each loan and other financing or accounts receivable creditor’ rights, or the date for advance payment plus 2 years. Any detailed credit granting ‘s extension happen, the guarantee period will extend to the expiry of extension and plus another 2 years.

Article 5 The independence of Guarantee Contract

This guaranty is independent, remain effective, irrevocable and unconditional, will not be affected by the credit agreement and the influence of the specific contract, and are not effected by the applicant and any other company/personal’s any agreement, documents, nor changed for the influences of the applicant for the fraud, reorganization, closure, dissolution, bankruptcy, liquidation, merger, division, (merger) restructuring, and other changes, if your bank to give grace or time delay to applicant or bank postpones to perform the right under the agreement to claim the owe debts, will not influent the this  guarantee contract.

Even there is another pledge, mortgage or other guarantor at the same time, and your bank to waive, change or terminate the pledge, mortgage, or modification, termination of other guarantor guaranteed liability, the guarantor will still take the guarantee responsibility based on this guarantee contract.

Article 6 Special Statement and Guarantee from Guarantor

6.1 The guarantor is established according to law, has the legal person qualification, or other organization have guarantor qualification, or guarantor is natural person having a complete civil capacity (id number is_____), and is willing to use his own property or have the right to dispose of the assets in accordance with law to guarantee to perform the obligations specified in this guaranty;

6.2 The guarantee contract issued by guarantor has obtained the full authorization or approval by the superior departments/the board of directors

6.3 The issuing of the guarantee contract is of the real intention of guarantor,, does not exist any fraud or intimidation factor;

6.4 Before the guarantee contract get invalid, all the guarantee sum (including foreign currency)will be not more than the total amount of the guarantor’s own equity;

6.5 Per your bank’s request, to provide your bank financial statements timely, and promptly report to your bank the material changes and decisions in production, operation and management;

6.6 All financial statements and all other files provided from guarantor to your bank are real and legal, the guarantor’s legal representative or other director responsible should have inescapable responsibility over these;

6.7 Based on your bank’s request, to issue the certification;

6.8 If there is any change for the guarantor’s industry and commerce registration, organization structure, equity structure, operating style or financial status , or the occurrence of any material change in debt restructuring, and the related party transaction, and so no, shall not affect the legal binding force for guarantor under the guarantee contract, if the above mentioned changes may affect the guarantor  to perform its ability of this guaranty, it is the guarantor’s  obligation to immediately notify your bank;

6.9 The heir or transferee of the guarantor shall be subject to the clauses of the agreement, unless the written permission of your bank, the guarantor will not transfer the above mentioned obligations.

6.10 If the guarantor fails to pay off the debt based on the agreement, your bank  has the right to withdraw capital from the guarantor’s account at your bank or entrust other financial institutions to do so, until all the debts will be paid off under the agreement.

Article 7 Not be considered to be a waiver

During the effective period of guarantee, your bank to impose any tolerance, grace for any breach or delay of applicant and guarantor, or postpone performing of (credit agreement) and the right or interest your bank should have under the guarantee contract, will not damage, influence, or restricted your bank’s all right and interest as creditor based on law regulation and the guarantee contract, also cannot be regarded as your bank to give up the right for the existing or future default actions.

Article 8 Dispute and Settlement

The law of the People's Republic is the governing law for this guarantee contract, for all controversy and disputes arising from this guarantee contract, the guarantor agrees to take dispute resolution in the credit agreement to resolve.

Article 9 Terms

All the terms used in the guarantee contract, unless otherwise specified, all have the same explanation with the provisions in agreement.

Article 10 Notification

The guarantee contract’s notification between your bank and guarantor must be sent in written form, and be delivered by specific man, the receiver’s sign for will be regarded as delivered,( if the receiver reject, the day of rejection is regarded as delivered), if the notification is delivered in postal mail, the 7 days after sent will be regarded as delivered, if in fax, the fax system in receiver received will be regarded as delivered.

If your banks claim the payment in public media, the date of announcement will be regarded as delivered.

The guarantor’s address:

The change of guarantor’s address should be informed to your banks in time, otherwise the guarantor should take the potential risk.

Article 11 The Effectiveness of the Guarantee Contract.

11.1 If the guarantor is the legal person or other organizations, this guarantee contract will take effect when starting date of the legal representative of legal person /main person in charge or the authorized agent signing/ stamp name seal and stamp the official seal /contract special seal.

11.2 If the guarantor is natural person, the guarantee contract will take effect when the date of he/she to sign.

Article 12 The Transfer of the Creditor’s right and Secondary right

12.1 No matter if the creditor’s right for maximum amount guarantee is confirmed, your bank transfer the creditor’s right under the credit agreement to third party, the secondary right will be transferred accordingly to assignee.

12.2 When the creditor's rights of this guaranty contract is confirmed, if your bank transfer some parts of creditor’s right, the guarantor’s guarantee from the right will be also transferred , bank’s untransfer part of creditor's rights and assignee’s some transferred right will share the guarantee of guarantor based on amount, before the creditor’s right of the guarantee is fixed,  your bank transfer part of creditor's rights, the security interest will also transfer accordingly, and the maximum amount of your main creditor’s right guaranteed by original maximum amount will be reduced accordingly, ( means maximum amount of your bank’s creditor’s right guaranteed by original maximum guarantee amount deduct the transferred some creditor’s right), when the main creditor’s right for un transferred creditor’s right is fixed,  your bank will share guarantor’s right and interests based on creditor's rights debt amount on the un transferred some creditor’s right and with some transferred right assignee.

Article 13 Attachment

The guarantee contract has ___3___copies, your bank, applicant and guarantor and _____ has each one copies, all share the equal legal effect.

Notes:

All of the guaranty clauses have been explained to the guarantor by your bank, and guaranty to confirm the understanding of terms is the same with your banks. At the same time, your bank has been remind the guarantor to pay attention to the exclusion or limitation of your bank responsibility, your bank unilaterally has some rights, and has some clauses to increase the security responsibility or limit the guarantor’ right,  your bank has remind the guarantor has a comprehensive and accurate understanding for those clauses.

Guarantor is legal person or other organization: Ningbo Litong Petrochemicals Co., Ltd (Stamp)

Guarantor:

Legal Representative/ Principal or Authorized Agent ( Signatures or Seal):
Liangcai Zhu

Address:

Guarantor is a nature person:

Guarantor （Signature）:

Address:

Guarantor’s Opening Bank:	Guarantor’s Balance Account:

Tel:	Fax:

Date : March 31, 2011